Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                               July 18, 2014

For more information contact:

Moishe Gubin, Chairman of the Board, or Thomas Procelli, Chief Operating Officer,

at (954) 900-2800

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES CONTINUED LISTING ON NASDAQ

Fort Lauderdale, FL (July 18, 2014)—OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank (“Company”), announces that it has regained compliance with NASDAQ minimum shareholders’ equity rule per NASDAQ Listing Qualification Notice dated July 14, 2014. The Company will continue to be listed on NASDAQ.

The Company completed the sale of 755,286 shares since March 31, 2014 for an aggregate amount of $841,000 by July 1, 2014. Completion of these sales, together with the Company’s estimated net income for the fiscal quarter ended June 30, 2014, will cause stockholders’ equity to exceed the $2.5 million minimum threshold for NASDAQ listing. In addition, the Company has successfully demonstrated the ability to sustain that level going forward.

Chairman Gubin said, “We are pleased to announce the successful resolution of this matter and the continued listing of the Company’s shares on the Nasdaq Capital Market. Following this positive development, we continue to focus on implementing our business plan for continued earnings improvement. The NASDAQ listing notification continues a string of events that highlight the Company’s successful turnaround efforts.” Mr. Gubin added, “The continued listing on NASDAQ is important for strengthening our investor confidence as it demonstrates our commitment to provide them with a securities exchange platform for liquidity and transparency”.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.